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                                   EXHIBIT 2

                 Press Release regarding Revision of Forecasts

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                                                                   July 13, 2000
To Whom It May Concern:

          Company name:   Trend Micro Kabushiki Kaisha
          Representative: Ming-Jang Chang, Representative Director, President.
                          (Registered issue: code no. 4704)
          Contact:        Hiroyuki Nakanishi, Director, Chief Financial Officer
                          and General Manager (Financial Control Division)
          Telephone:      03-5334-3600

        NOTICE REGARDING REVISION OF FORECAST OF CONSOLIDATED EARNINGS

     The following serves to notify you with regard to the revision of forecast of consolidated earnings for the fiscal year ending December 31, 2000.

     1.   Previous forecast (as of February 17, 2000)

                                                           (units:  million yen)
--------------------------------------------------------------------------------
                              Net Sales      Recurring Profit       Net Income
--------------------------------------------------------------------------------
Fiscal year (1/1 - 12/31)         9,000                 2,400            1,300
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     2.   Current forecast (as of July 13, 2000)
                                                           (units:  million yen)
--------------------------------------------------------------------------------
                              Net Sales      Recurring Profit       Net Income
--------------------------------------------------------------------------------
Fiscal year (1/1 - 12/31)         9,000                 2,400            1,900
--------------------------------------------------------------------------------

     3.   The reasons for the above revisions are as per below.

     Trend Micro K.K. had revised its consolidated earnings forecast on June 1, 2000, based on the settlement of the lawsuits in which its U.S. subsidiary (Trend Micro, Inc. (U.S.)) had been involved. Since the settlement agreement was reached, Trend Micro K.K. and Trend Micro U. S. have been giving consideration to where the U.S. $12.5 million in settlement funds should be finally allocated. It was agreed in mid-June that, based on the fact that Trend Micro K.K. had shouldered all of the legal costs thus far, the U.S. $12.5 million should be paid in full to Trend Micro K.K. It has been confirmed that the settlement payment was received from Network Associates, the opposing party in the lawsuits, on July 7 (July 6 in the U.S.), and the profit appropriation for Trend Micro K.K.'s profit for the current financial term has been determined.

     4.   Reference: Previous Term Earnings (for the period ending December 31,
1999)

                                                           (units:  million yen)
--------------------------------------------------------------------------------
                              Net Sales      Recurring Profit       Net Income
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Fiscal year (1/1 - 12/31)         7,220                 2,160            1,125
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